Exhibit 99.2

AdCare Completes the Operations Transfer of Eight Arkansas Facilities and Signs Agreements to Lease Two Oklahoma Facilities and Sell One Oklahoma Facility

ATLANTA, GA, May 5, 2015-AdCare Health Systems, Inc. (NYSE MKT: ADK) (NYSE MKT: ADK.PRA), a self-managed healthcare real estate investment company that invests primarily in real estate purposed for senior living and long-term healthcare, today provided an update on its strategic transition to a property holding and leasing company. AdCare:

•	Completed the transfer of operations of eight Arkansas facilities to a third-party operator effective May 1, 2015;

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Signed agreements to lease two Oklahoma facilities which are expected to transfer operations in the third quarter of 2015, subject to the receipt of required licenses and other state regulatory approvals; and,

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Signed an asset purchase agreement to sell another facility in Oklahoma for approximately $3.5 million, subject to certain termination provisions and the satisfaction of closing conditions. The sale is expected to close in the third quarter of 2015.

“Our progress continues to be steady, swift and on target with the transition plan envisioned by our Board,” stated Bill McBride, AdCare’s Chairman and Chief Executive Officer. “Today, we place another mile marker along our journey to transition to a property holding and leasing company, with the majority of our properties transitioned to new operators.”

Transition Update
The Company completed, effective May 1, 2015, the operations transfer of eight skilled nursing facilities in Arkansas pursuant to lease agreements previously signed with affiliates of Aria Health Group, LLC. Lease agreements with affiliates of Aria for the Company’s two remaining Arkansas facilities were terminated on May 1, 2015. The Company is seeking to sell or lease these facilities to other regional operators.
The Company signed agreements with affiliates of Southwest LTC Management Services LLC to lease two of the Company’s facilities in Oklahoma. Southwest LTC operates twenty skilled nursing facilities and one assisted living facility in Texas. The lease agreements with Southwest are expected to become effective in the third quarter of 2015, subject to Southwest’s receipt of licenses and other approvals required by the state of Oklahoma. The initial term of the leases is ten years with two five-year renewal options. The initial annual rent will be approximately $1.0 million and then escalate each year thereafter.
The Company signed an asset purchase agreement to sell another skilled nursing facility in Oklahoma to Gracewood Manor, LLC for $3.5 million. The agreement may be terminated by Gracewood Manor for any reason before the 30th day of the due diligence period set forth in the agreement. The sale is expected to close during the third quarter of 2015 subject to the completion of satisfactory due diligence, the receipt of required licenses and other state regulatory approvals, and the satisfaction of other customary closing conditions.

Since the Board approved the strategic plan to transition the Company's business from an owner and operator of healthcare facilities to a healthcare property holding and leasing company, the Company has entered into agreements for 36 of its 40 healthcare facilities. Of these 36 healthcare facilities:

•	Twenty-five facilities have transferred operations to third-party operators or are under a management contract with an indefinite term;

•	The Company expects to transition seven facilities to third-party operators in Ohio and Georgia during the second quarter of 2015, subject to HUD approval;

•	The Company expects to transition one facility to a third-party operator in North Carolina during the second quarter of 2015, subject to receipt of required licenses;

•	The Company expects to transition two facilities to a third-party operator in Oklahoma during the third quarter of 2015, subject to receipt of required licenses and other approvals; and

•	The Company expects to close the sale of a facility in Oklahoma during the third quarter of 2015, subject to certain termination provisions and the closing conditions described above.

The remaining four facilities are pending final disposition.

About AdCare Health Systems
AdCare Health Systems, Inc. (NYSE MKT: ADK) (NYSE MKT: ADK.PRA) is a self-managed healthcare real estate investment company that invests primarily in real estate purposed for senior living and long-term healthcare through facility lease and sub-lease transactions. The Company currently owns, leases or manages for third parties 40 facilities, primarily in the Southeast. For more information about AdCare, visit www.adcarehealth.com.

Important Cautions Regarding Forward-Looking Statements
Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of federal law. Such statements can be identified by the use of forward-looking terminology, such as "believes," "expects," "plans," "intends," "anticipates" and variations of such words or similar expressions, but their absence does not mean that the statement is not forward-looking. Statements in this press release that are forward-looking include, among other things, statements regarding the strategic plan to transition the Company to a healthcare facilities holding and leasing company, statements regarding the expected dates for transitioning facility operations to third-party operators and statements regarding the sale of the Oklahoma facility. Such forward-looking statements reflect management's beliefs and assumptions and are based upon information currently available to management and involve known and unknown risks, results, performance or achievements of AdCare, which may differ materially from those expressed or implied in such statements. Such factors are identified in the public filings made by AdCare with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. There is no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements. Except where required by law, AdCare undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

In addition, each facility mentioned in this press release is operated by a separate, wholly owned, independent operating subsidiary that has its own management, employees and assets.

References to the consolidated company and its assets and activities, as well as the use of terms such as “we,” “us,” “our,” and similar verbiage, is not meant to imply that AdCare Health Systems, Inc. has direct operating assets, employees or revenue or that any of the facilities, the home health business or other related businesses are operated by the same entity.

Company Contacts		Investor Relations
Bill McBride	Allan Rimland	Brett Maas
Chairman and CEO	President and CFO	Managing Partner
AdCare Health Systems, Inc.	AdCare Health Systems, Inc.	Hayden IR
Tel (404) 781-2884	Tel (404) 781-2885	Tel (646) 536-7331
bill.mcbride@adcarehealth.com	allan.rimland@adcarehealth.com	brett@haydenir.com